SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 18, 2016

ARISTA NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36468	20-1751121
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

5453 Great America Parkway

Santa Clara, CA 95054

(Address of principal executive offices)

(408) 547-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On November 18, 2016, Arista Networks, Inc. (the “Company”) received a letter from the United States Customs and Border Protection (“CPB”) ruling that the Company’s current products which contain its redesigned Extensible Operating System (“EOS”) (4.16 or later) are not within the scope of the limited exclusion order issued by the United States International Trade Commission (“ITC”) in Investigation No. 337-TA-944 (the “944 Investigation”) and therefore may be imported into the United States.

Cisco Systems, Inc. (“Cisco”) initially filed a complaint in the 944 Investigation accusing the Company of infringing six patents (U.S. Patents 7,290,164, 7,340,597, 8,356,296, 6,741,592, 7,200,145 and 7,162,537) relating to five different features of EOS. For three of the patents (‘164, ‘597 and ‘296), Cisco’s accusations were either dropped or rejected by the ITC. In its Final Determination, dated June 23, 2016, the ITC determined that the prior versions of EOS contained two features that infringed three patents (‘592, ‘145 and ‘537) and issued a limited exclusion order and a cease and desist order that prohibited the Company from importing (or selling) infringing products into the United States. To address the ITC’s findings, the Company released the redesigned EOS (4.16 or later) for its products which CBP has determined is not covered by the claims of the ‘592, ‘145 or ‘537 patents.

On August 24, 2016, Cisco filed an enforcement action against the Company in the ITC asserting that the Company is violating the limited exclusion order and cease and desist order in the 944 Investigation. On October 14, 2016, the Company filed its response denying the allegations in full. The ITC is not bound in the enforcement action by the CBP decision.

Pursuant to applicable regulations, CBP’s ruling may be modified or revoked if found to be in error, not in accordance with the current views of CBP or in conflict with any future ITC findings.

CBP has issued instructions to the U.S. ports to permit entry of the Company’s redesigned products for consumption and sale in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA NETWORKS, INC.
Date: November 21, 2016
	By:	/s/ Marc Taxay
Marc Taxay
Senior Vice President and General Counsel